333-83152
                                                                           424b3



                       SUPPLEMENT DATED AUGUST 7, 2002 to
                        PROSPECTUS DATED JULY 22, 2002 of
                                 DOBLIQUE, INC.




         The offering of 490,000 shares by Pam Halter was completed on August 7, 2002 and all such shares were sold. The offering is therefore complete, and no further sales will be effected pursuant to this Prospectus.